SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. __)*



                           Delta Financial Corporation
                                (Name of Issuer)



                                  Common Stock
                         (Title of Class of Securities)



                                   247918 10 5
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





                                Page 1 of 5 Pages
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                                  SCHEDULE 13G
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CUSIP No.  247918 10 5                             Page   2   of   5  Pages
          ------------                                  -----    ----
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 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Rona V. Miller

 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)  /  /

                                                                (b)  / X /

 3  SEC USE ONLY

 4  CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.A.

                 5   SOLE VOTING POWER

                        0
 NUMBER OF
  SHARES         6   SHARED VOTING POWER
BENEFICIALLY
 OWNED BY               2,156,677
   EACH
REPORTING        7   SOLE DISPOSITIVE POWER
 PERSON
  WITH                     0

                 8   SHARED DISPOSITIVE POWER

                        2,156,677

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  14.1%

12  TYPE OF REPORTING PERSON*

      IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       Page  3   of   5   Pages


ITEM 1(A).   NAME OF ISSUER.

             Delta Financial Corporation


ITEM 1(B).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

             1000 Woodbury Road
             Suite 200
             Woodbury, New York  11797


ITEM 2(A).   NAME OF PERSON FILING.

             Rona V. Miller


ITEM 2(B).   ADDRESS OF PRINCIPAL BUSINESS OFFICE,
             OR, IF NONE, RESIDENCE.

             1000 Woodbury Road
             Suite 200
             Woodbury, New York  11797

ITEM 2(C).   CITIZENSHIP.

             U.S.A.


ITEM 2(D).   TITLE OF CLASS OF SECURITIES.

             Common Stock


ITEM 2(E).   CUSIP NO.

             247918 10 5


ITEM 3.      NOT APPLICABLE.


ITEM 4.      OWNERSHIP.

             (a) Amount Beneficially Owned: 2,156,677 held by the Rona V. Miller Grantor Retained Annuity
                                    Trust of which Ms. Miller is a trustee.


              (b)      Percent of Class:

                          14.1%


              (c)      Number of shares as to which such person has:

                        (i)     Sole power to vote or to direct the vote:
                                                  0

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                                  Page  4   of   5   Pages


                        (ii)      Shared power to vote or to direct the
                                  vote:  2,156,677

                       (iii) Sole power to dispose or to direct the disposition of: 0

                        (iv) Shared power to dispose or to direct the disposition of: 2,156,677


ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            Not Applicable.


ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
            PERSON.

            Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
            HOLDING COMPANY.

            Not Applicable.


ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not Applicable.


ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not Applicable.


ITEM 10.    CERTIFICATION.

            Not Applicable.

                           Page  5   of   5   Pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                      February 21, 1997
                                                Date

                                      /s/ Marc E. Miller


                                    Signature

                                     Marc E. Miller
                                     Attorney-in-Fact
                                     Name/Title

                                POWER OF ATTORNEY


         The undersigned hereby appoints Marc E. Miller, as attorney-in-fact for the undersigned with authority to execute and deliver on behalf of the undersigned any and all documents (including any amendments thereto) required to be filed by the undersigned or otherwise executed and delivered by the undersigned pursuant to the Securities Exchange Act of 1934, as amended, the Securities Act of 1933, as amended, all other federal, state and local securities and corporation laws, and all regulations promulgated thereunder.


Dated: February 18, 1997



                                    RONA V. MILLER


                                    /s/ Rona V. Miller
                                    ----------------------------------
                                    (Signature)